                         BROOKS FIBER PROPERTIES, INC.
                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

                  -------------------------------------------

                             UNDERWRITING AGREEMENT
                            (INTERNATIONAL VERSION)
















January  , 1997

                         BROOKS FIBER PROPERTIES, INC.

                                  Common Stock
                          (par value $0.01 per share)

                             UNDERWRITING AGREEMENT
                            (INTERNATIONAL VERSION)

                                                                January __, 1997

Goldman Sachs International,
Salomon Brothers International Limited,
Lehman Brothers International (Europe),
Morgan Grenfell & Co., Limited,
  As representatives
  of the several Underwriters named in Schedule I hereto, c/o Goldman Sachs International,
Peterborough Court,
133 Fleet Street,
London EC4A 2BB, England.

Ladies and Gentlemen:

         Certain stockholders named in Schedule II hereto (the "Selling Stockholders") of Brooks Fiber Properties, Inc., a Delaware corporation (the "Company"), propose, subject to the terms and conditions stated herein, to sell to the Underwriters named in Schedule I hereto (the "Underwriters") an aggregate of _________ shares of Voting Common Stock (par value $0.01 per share) ("Stock") of the Company, and the Company proposes, subject to the terms and conditions stated herein, to sell to the Underwriters, at the election of the Underwriters, up to _________ additional shares of Stock. The aggregate of _________ shares to be sold by the Selling Stockholders is herein called the "Firm Shares" and the aggregate of _______ additional shares to be sold by the Company is herein called the "Optional Shares". The Firm Shares and the Optional Shares which the Underwriters elect to purchase pursuant to Section 2 hereof are herein collectively called the "Shares". All references to "Firm Shares," "Optional Shares" and "Shares" shall include the associated Preferred Stock Purchase Rights ("Rights").

         It is understood and agreed to by all parties that the Company and the Selling Stockholders are concurrently entering into an agreement, a copy of which is attached hereto (the "U.S. Underwriting Agreement"), providing for the sale by the Company and the Selling Stockholders of up to a total of _________ shares of Stock (the "U.S. Shares"), including the overallotment option thereunder, through arrangements with certain underwriters in the United States (the "U.S. Underwriters"), for whom Goldman, Sachs & Co. and Salomon Brothers Inc are acting as representatives (the "U.S. Representatives"). Anything herein or therein to the contrary notwithstanding, the respective closings under this Agreement and the U.S. Underwriting Agreement are hereby expressly made conditional on one another. The

Underwriters hereunder and the U.S. Underwriters are simultaneously entering into an Agreement between U.S. and International Underwriting Syndicates (the "Agreement between Syndicates") which provides, among other things, for the transfer of shares of Stock between the two syndicates and for consultation by the Lead Managers hereunder with Goldman, Sachs & Co. prior to exercising the rights of the Underwriters under Section 7 hereof. Two forms of prospectus are to be used in connection with the offering and sale of shares of Stock contemplated by the foregoing, one relating to the Shares hereunder and the other relating to the U.S. Shares. The latter form of prospectus will be identical to the former except for the front cover page, inside front cover page, back cover page, and the text under the caption "Underwriting," the addition of a section captioned "Additional Information" and the deletion of a section captioned "Certain United States Federal Tax Consequences to Non-U.S. Stockholders". Except as used in Sections 2, 3, 4, 9 and 11 herein, and except as the context may otherwise require, references hereinafter to the Shares shall include all of the shares of Stock which may be sold pursuant to either this Agreement or the U.S. Underwriting Agreement, and references herein to any prospectus whether in preliminary or final form, and whether as amended or supplemented, shall include both the U.S. and the international versions thereof.

         In addition, this Agreement incorporates by reference certain provisions from the U.S. Underwriting Agreement (including the related definitions of terms, which are also used elsewhere herein) and, for purposes of applying the same, references (whether in these precise words or their equivalent) in the incorporated provisions to the "Underwriters" shall be to the Underwriters hereunder, to the "Shares" shall be to the Shares hereunder as just defined, to "this Agreement" (meaning therein the U.S. Underwriting Agreement) shall be to this Agreement (except where this Agreement is already referred to or as the context may otherwise require) and to the representatives of the Underwriters or to Goldman, Sachs & Co. shall be to the addressees of this Agreement and to Goldman Sachs International ("GSI"), and, in general, all such provisions and defined terms shall be applied mutatis mutandis as if the incorporated provisions were set forth in full herein having regard to their context in this Agreement as opposed to the U.S. Underwriting Agreement.

         1. The Company and each of the several Selling Stockholders, severally and not jointly, hereby make to the Underwriters the same respective representations, warranties and agreements as are set forth in Section 1(a) and
Section 1(b), respectively, of the U.S. Underwriting Agreement, which Sections are incorporated herein by this reference. Section 1(c) of the U.S. Underwriting Agreement is also incorporated herein by this reference.

         2. Subject to the terms and conditions herein set forth, (a) each of the Selling Stockholders agrees, severally and not jointly, to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from each of the Selling Stockholders, at a purchase price per share of $_____, the number of Firm Shares (to be adjusted by you so as to eliminate fractional shares) determined by multiplying the aggregate number of Firm Shares to be sold by each of the Selling Stockholders as set forth opposite their respective names in Schedule II hereto by a fraction, the numerator of which is the aggregate number of Firm Shares to be purchased by such Underwriter as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the aggregate number of Firm Shares to be purchased by all the Underwriters from all the Selling

Stockholders hereunder and (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares as provided below, the Company agrees to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the purchase price per share set forth in clause (a) of this
Section 2, that portion of the number of Optional Shares as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractional shares) determined by multiplying such number of Optional Shares by a fraction the numerator of which is the maximum number of Optional Shares which such Underwriter is entitled to purchase as set forth opposite the name of such Underwriter in Schedule I hereto and the denominator of which is the maximum number of Optional Shares that all of the Underwriters are entitled to purchase hereunder.

         The Company hereby grants to the Underwriters the right to purchase at their election up to _______ Optional Shares, at the purchase price per share set forth in the paragraph above, for the sole purpose of covering overallotments in the sale of the Firm Shares. Any such election to purchase Optional Shares may be exercised only by written notice from you to the Company given within a period of 30 calendar days after the date of this Agreement and setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section 4 hereof) or, unless you and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice.

         3. Upon the authorization by GSI of the release of the Firm Shares, the several Underwriters propose to offer the Firm Shares for sale upon the terms and conditions set forth in the Prospectus and in the forms of Agreement among Underwriters (International Version) and Selling Agreements, which have been previously submitted to the Company by you. Each Underwriter hereby makes to and with the Company and the Selling Stockholders the representations and agreements of such Underwriter as a member of the selling group contained in Sections 3(d) and 3(e) of the form of Selling Agreements.

         4. (a) The Shares to be purchased by each Underwriter hereunder, in definitive form, and in such authorized denominations and registered in such names as GSI may request upon at least forty-eight hours' prior written notice to the Company and the Selling Stockholders, shall be delivered by or on behalf of the Company and the Selling Stockholders to GSI, through the facilities of The Depository Trust Company ("DTC"), for the account of such Underwriter, against payment by or on behalf of such Underwriter of the purchase price therefor in same day funds, payable to the order of the Company and the Custodian on behalf of each of the Selling Stockholders, as their respective interests may appear, in same day funds. The Company and the Selling Stockholders will cause the certificates representing the Shares to be made available for checking and packaging at least twenty-four hours prior to the Time of Delivery (as defined below) with respect thereto at the office of DTC or its designated custodian (the "Designated Office"). The time and date of such delivery and payment shall be, with respect to the Firm Shares, 9:30 a.m., New York City time, on January __, 1997 or such other time and date as GSI, the Company and the Selling Stockholders may agree upon in writing, and, with respect to the Optional Shares, 9:30 a.m., New York time, on the date specified by GSI in the written notice given by GSI of the Underwriters' election to purchase such Optional Shares pursuant to Section 2 hereof, or such other time and date as Goldman, Sachs & Co. and the Company may agree upon in writing. Such time and date for delivery of the Firm Shares is herein called the "First Time of Delivery", such time and date for delivery of the Optional Shares, if not the First Time of Delivery, is herein called the "Second Time of Delivery", and each such time and date for delivery is herein called a "Time of Delivery".

         (b) The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 7 of the U.S. Underwriting Agreement, including the cross-receipt for the Shares and any additional documents requested by the Underwriters pursuant to Section 7(m) of the U.S. Underwriting Agreement, will be delivered at the offices of Sullivan & Cromwell, 125 Broad Street, New York, NY 10004 (the "Closing Location"), and the Shares will be delivered at the Designated Office, all at such Time of Delivery. A meeting will be held at the Closing Location at 2:30 p.m., New York City time, on the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, "New York Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

         5. The Company hereby makes with the Underwriters the same agreements as are set forth in Section 5 of the U.S. Underwriting Agreement, which Section is incorporated herein by this reference.

         6. The Company, each of the Selling Stockholders, and the Underwriters hereby agree with respect to certain expenses on the same terms as are set forth in Section 6 of the U.S. Underwriting Agreement, which Section is incorporated herein by this reference.

         7. Subject to the provisions of the Agreement between Syndicates, the obligations of the Underwriters hereunder shall be subject, in their discretion, at each Time of Delivery to the condition that all representations and warranties and other statements of the Company and the Selling Stockholders herein are, at and as of such Time of Delivery, true and correct, the condition that the Company and the Selling Stockholders shall have performed all of their respective obligations hereunder theretofore to be performed, and additional conditions identical to those set forth in Section 7 of the U.S. Underwriting Agreement, which Section is incorporated herein by this reference. The opinion of Bryan Cave to be delivered to the Underwriters shall also include an opinion to the effect that the statements set forth in the Prospectus under the caption "Certain United States Federal Tax Consequences to Non-U.S. Stockholders", insofar as they purport to constitute a summary of the provisions of laws and regulations referred to therein, are accurate summaries of such provisions in all material respects.

         8. (a) The Company will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Prospectus, the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through GSI expressly for use therein.

         (b) Each of the Selling Stockholders will, severally and not jointly, indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Prospectus, the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Selling Stockholder expressly for use therein; and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the liability of a Selling Stockholder pursuant to this subsection 8(b) shall not exceed the product of the number of Shares sold by such Selling Stockholder and the initial public offering price (less underwriting discount) of the Shares as set forth in the Prospectus.

         (c) Each Underwriter will indemnify and hold harmless the Company and each Selling Stockholder against any losses, claims, damages or liabilities to which the Company or such Selling Stockholder may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Prospectus, the Registration Statement or the Prospectus or any such amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Underwriter through GSI expressly for use therein; and will reimburse the Company and each Selling Stockholder for any legal or other expenses reasonably incurred by the Company or such Selling Stockholder in connection with investigating or defending any such action or claim as such expenses are incurred.

         (d) Promptly after receipt by an indemnified party under subsection
(a) (b) or (c) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party which consent shall not be unreasonably withheld, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. In no event shall any indemnifying party be liable for the fees and expenses of more than one firm or counsel (except to the extent that local counsel, in addition to such firm or counsel, is required for effective representation) to represent all indemnified parties with respect to a single action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations, which firm or counsel shall be designated in writing by GSI, on behalf of any Underwriters and controlling persons, and by the Company, on behalf of itself and any of its officers, directors or controlling persons and on behalf of any Selling Stockholders.

         (e) If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (d) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the

Selling Stockholders on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and/or the Selling Stockholders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering of the Shares purchased under this Agreement (before deducting expenses) received by the Company in connection with the Shares sold by the Company and received by each Selling Stockholder in connection with the Shares sold by such Selling Stockholder, as the case may be, bear to the total underwriting discounts and commissions received by the Underwriters with respect to the Shares purchased under this Agreement, in each case as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Selling Stockholders on the one hand or the Underwriters on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, each of the Selling Stockholders and the Underwriters agree that it would not be just and equitable if contributions pursuant to this subsection (e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint. Notwithstanding the provisions of this subsection
(e), no Selling Stockholder shall be required to contribute any amount in excess of the amount by which the product of the number of Shares sold by such Selling Stockholder and the initial public offering price (less underwriting discount) of the Shares as set forth in the Prospectus exceeds the amount of any damages which such Selling Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Selling Stockholders' obligations in this subsection (e) are several, not joint.

         (f) The obligations of the Company and the Selling Stockholders under this Section 8 shall be in addition to any liability which the Company and the respective Selling Stockholders may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section 8 shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company or any Selling Stockholder within the meaning of the Act.

         9. (a) If any Underwriter shall default in its obligation to purchase the Shares which it has agreed to purchase hereunder at a Time of Delivery, you may in your discretion arrange for you or another party or other parties to purchase such Shares on the terms contained herein. If within thirty-six hours after such default by any Underwriter you do not arrange for the purchase of such Shares, then the Company and the Selling Stockholders shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Shares on such terms. In the event that, within the respective prescribed periods, you notify the Company and the Selling Stockholders that you have so arranged for the purchase of such Shares, or the Company and the Selling Stockholders notify you that they have so arranged for the purchase of such Shares, you or the Company and the Selling Stockholders shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus, or in any other documents or arrangements, and the Company agrees to file promptly any amendments to the Registration Statement or the Prospectus which in your opinion may thereby be made necessary. The term "Underwriter" as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Shares.

         (b) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by you and the Company and the Selling Stockholders as provided in subsection (a) above, the aggregate number of such Shares which remains unpurchased does not exceed one-eleventh of the aggregate number of all the Shares to be purchased at such Time of Delivery, then the Company and the Selling Stockholders shall have the right to require each non-defaulting Underwriter to purchase the number of shares which such Underwriter agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Shares which such Underwriter agreed to purchase hereunder) of the Shares of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

         (c) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by you and the Company and the Selling Stockholders as provided in subsection (a) above, the aggregate number of such Shares which remains unpurchased exceeds one-eleventh of the aggregate number of all the Shares to be purchased at such Time of Delivery, or if the Company and the Selling Stockholders shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Shares of a defaulting Underwriter or Underwriters, then this Agreement (or, with respect to the Second Time of Delivery, the obligations of the Underwriters to purchase and of the Company to sell the Optional Shares) shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company or the Selling Stockholders, except for the expenses to be borne by the Company and any Selling Stockholder and the Underwriters as provided in Section 6 hereof and the indemnity and contribution agreements in
Section 8 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

         10. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Selling Stockholders and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Company or any of the Selling Stockholders, or any officer or director or controlling person of the Company or any controlling person of any Selling Stockholders, and shall survive delivery of and payment for the Shares.

         11. If this Agreement shall be terminated pursuant to Section 9 hereof, neither the Company nor any Selling Stockholder shall then be under any liability to any Underwriter except as provided in Section 6 and Section 8 hereof; but, if for any other reason, any Shares are not delivered by or on behalf of the Company and the Selling Stockholders as provided herein, the Company and each of the Selling Stockholders pro rata (based on the number of Shares to be sold by the Company and such Selling Stockholder hereunder), will reimburse the Underwriters through GSI for all out-of-pocket expenses approved in writing by GSI, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Shares not so delivered, but the Company and each of the Selling Stockholders shall then be under no further liability to any Underwriter in respect of the Shares not so delivered except as provided in Sections 6 and 8 hereof.

         12. In all dealings hereunder, you shall act on behalf of each of the Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by you jointly or by GSI on behalf of you as the representatives of the Underwriters; and in all dealings with any Selling Stockholder hereunder, you and the Company shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of such Selling Stockholder made or given by any or all of the Attorneys-in-Fact for such Selling Stockholder.

         All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to the Underwriters in care of GSI, Peterborough Court, 133 Fleet Street, London EC4A 2BB, England, Attention: Equity Capital Markets, Telex No. 94012165, facsimile transmission No. (071) 774-1550; if to any Selling Stockholder shall be delivered or sent by mail, telex or facsimile transmission to the Attorneys-in-Fact for such Selling Stockholder at its address set forth in Schedule II hereto; and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Registration Statement, Attention: Chief Executive Officer; provided, however, that any notice to an Underwriter pursuant to
Section 8(d) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its Underwriters' Questionnaire, or telex constituting such Questionnaire, which address has been supplied to the Company or the Selling Stockholders. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

         13. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Company and each Selling Stockholder and, to the extent provided in Sections 8 and 10 hereof, the officers and directors of the Company and each person who controls the Company, any Selling Stockholder or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Shares from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

         14.     Time shall be of the essence of this Agreement.

         15. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

         16. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof shall constitute a binding agreement among each of the Underwriters, the Company and each of the Selling Stockholders. It is understood that your acceptance of this letter on behalf of each of the Underwriters is pursuant to the authority set forth in a form of Agreement among Underwriters (International Version), the form of which shall be furnished to the Company and the Selling Stockholders for examination upon request, but without warranty on your part as to the authority of the signers thereof.

         Any person executing and delivering this Agreement as Attorney-in-Fact for a Selling Stockholder represents by so doing that he has been duly appointed as Attorney-in-Fact by such Selling Stockholder pursuant to a validly existing and binding Power of Attorney which authorizes such Attorney-in-Fact to take such action.

                                        Very truly yours,

                                        Brooks Fiber Properties, Inc.


                                        By: ...................................
                                            Name:
                                            Title:


                                        EACH OF THE SELLING STOCKHOLDERS NAMED
                                        IN SCHEDULE II TO THIS AGREEMENT


                                        By: ...................................
                                            Name:
                                            Title:

                                        As Attorney-in-Fact acting on behalf of
                                        each of the Selling Stockholders named
                                        in Schedule II to this Agreement.

Accepted as of the date hereof at New York, New York:


Goldman Sachs International
Salomon Brothers International Limited
Lehman Brothers International (Europe)
Morgan Grenfell & Co., Limited


BY: GOLDMAN SACHS INTERNATIONAL


By:      ................................
         (Attorney-in-fact)

On behalf of each of the Underwriters

                                   SCHEDULE I


                                                                  NUMBER OF OPTIONAL
                                                                    SHARES TO BE
                                              TOTAL NUMBER OF       PURCHASED IF
                                               FIRM SHARES         MAXIMUM OPTION
               UNDERWRITER                    TO BE PURCHASED         EXERCISED
Goldman Sachs International . . . . . . .
Salomon Brothers International Limited  .
Lehman Brothers International (Europe)  .
Morgan Grenfell & Co., Limited  . . . . .

Total . . . . . . . . . . . . . . . . . .          1,344,996          201,749


                                  SCHEDULE II


                                                                                Number of
                                                                            Optional Shares
                                                         Total Number of     to be Sold if
                                                          Firm Shares       Maximum Option
                                                          to be Sold          Exercised
                                                          -------------    ------------------
The Company  . . . . . . . . . . . . . . . . . . . . . . .      N/A                 201,749
The Selling Stockholders(a): . . . . . . . . . . . . . . .   1,344,996                N/A
   The Centennial Funds  . . . . . . . . . . . . . . . . .                            N/A
   Media Communications Partners II Limited  . . . . . . .                            N/A
   Providence Media Partners, L.P. . . . . . . . . . . . .                            N/A
   Robert A. Brooks  . . . . . . . . . . . . . . . . . . .                            N/A
   James C. Allen  . . . . . . . . . . . . . . . . . . . .                            N/A
   D. Craig Young  . . . . . . . . . . . . . . . . . . . .                            N/A
   The AB III, LLC . . . . . . . . . . . . . . . . . . . .                            N/A
   ABS Employees Venture Fund Limited Partnership  . . . .                            N/A
   Alex Brown & Sons Incorporated  . . . . . . . . . . . .                            N/A
   Amberbrook LLC  . . . . . . . . . . . . . . . . . . . .                            N/A
   Reiko Anderson  . . . . . . . . . . . . . . . . . . . .                            N/A
   Franklin Antonio  . . . . . . . . . . . . . . . . . . .                            N/A
   Susan E. Arndt  . . . . . . . . . . . . . . . . . . . .                            N/A
   Jesse and Lillian Beim Revocable Trust
    Dated 1/11/89 (Jesse and Lillian Beim Trustees)  . . .                            N/A
   Boston Capital Ventures III Limited Partnership . . . .                            N/A
   James A. Brasunas . . . . . . . . . . . . . . . . . . .                            N/A
   Taylor R. Briggs  . . . . . . . . . . . . . . . . . . .                            N/A
   John K. Brooks  . . . . . . . . . . . . . . . . . . . .                            N/A
   Matthew Q. Brooks Gift Trust -- 1996  . . . . . . . . .                            N/A
   Richard E.T. Brooks (IRA) . . . . . . . . . . . . . . .                            N/A
   Richard E.T. Brooks Jr. Irrevocable Trust -- 1983 . . .                            N/A
   Tracy A. Brooks Irrevocable Trust -- 1983 . . . . . . .                            N/A
   The Brooks Family Trust . . . . . . . . . . . . . . . .                            N/A
   Brooks GST Trust  . . . . . . . . . . . . . . . . . . .                            N/A
   Chestnut Street Partners, Inc.  . . . . . . . . . . . .                            N/A
   Chisholm Partners II, L.P.  . . . . . . . . . . . . . .                            N/A
   Frank M. Drendel  . . . . . . . . . . . . . . . . . . .                            N/A
   EOS Partners, SBIC, L.P.  . . . . . . . . . . . . . . .                            N/A
   Equity-Linked Investors, L.P. . . . . . . . . . . . . .                            N/A
   Equity-Linked Investors - II  . . . . . . . . . . . . .                            N/A
   FG - BRKS . . . . . . . . . . . . . . . . . . . . . . .                            N/A
   Fiber Fund  . . . . . . . . . . . . . . . . . . . . . .                            N/A
   Fleet Equity Partners V, L.P. . . . . . . . . . . . . .                            N/A
   Fleet Growth Resources, Inc.  . . . . . . . . . . . . .                            N/A
   Fleet Venture Resources, Inc. . . . . . . . . . . . . .                            N/A
   Gilde Investment Fund B.V.  . . . . . . . . . . . . . .                            N/A
   Thomas F. Gillett . . . . . . . . . . . . . . . . . . .                            N/A
   The Goldman Sachs Group, L.P. . . . . . . . . . . . . .                            N/A
   GPA VIE . . . . . . . . . . . . . . . . . . . . . . . .                            N/A
   HCC Investments, Inc. . . . . . . . . . . . . . . . . .                            N/A
   U/A/T Dated August 28, 1968 for Audrey
    Hilliard Hillman (C.G. Grefenstette and Thomas G.
    Bigley, Trustees)  . . . . . . . . . . . . . . . . . .                            N/A
   Henry L. Hillman Trust U/A Dated November 18, 1985
    (Henry L. Hillman, Elsie Hilliard Hillman and C.G.
     Grefenstette, Trustees  . . . . . . . . . . . . . . .                            N/A
   U/A/T Dated August 28, 1968 for Henry Lea Hillman, Jr.
    (C.G. Grefenstette and Thomas G. Bigley, Trustees) . .
   U/A/T Dated August 28, 1969 for Juliet Lea Hillman                                 N/A
    (C.G. Grefenstette and Thomas G. Bigley, Trustees) . .                            N/A
   U/A/T Dated August 28, 1968 for William Talbot Hillman
    (C.G. Grefenstette and Thomas G. Bigley, Trustees) . .                            N/A
   Kane & Co., nominee for SMALL CAP World Fund, Inc.  . .                            N/A
   Lahey Hitchcock Clinic Foundation . . . . . . . . . . .                            N/A
   Lipitz Family Foundation  . . . . . . . . . . . . . . .                            N/A
   Richard W. Loftus . . . . . . . . . . . . . . . . . . .                            N/A
   Robert E. McIlvane  . . . . . . . . . . . . . . . . . .                            N/A
   Media/Communications Investors Limited Partnership  . .                            N/A
   Jim A. Moffit . . . . . . . . . . . . . . . . . . . . .                            N/A
   Morgan Holland Fund II, L.P.  . . . . . . . . . . . . .                            N/A
   James Morrison IRA  . . . . . . . . . . . . . . . . . .                            N/A
   Osiris Investments Ltd. Partnership . . . . . . . . . .                            N/A
   Quince Associates, L.P. . . . . . . . . . . . . . . . .                            N/A
   Rainbow Trading Partners, Ltd.  . . . . . . . . . . . .                            N/A
   Rainbow Trading Systems, Inc. . . . . . . . . . . . . .                            N/A
   Rainbow Venture . . . . . . . . . . . . . . . . . . . .                            N/A
   John K. Reinke (Rollover IRA) . . . . . . . . . . . . .                            N/A
   Mary L. Staudenmaier (IRA)  . . . . . . . . . . . . . .                            N/A
   Strauch/Kulhanjian Family Trust . . . . . . . . . . . .                            N/A
   Von Graffenreid AG, Private Bank  . . . . . . . . . . .                            N/A
   Westminster Telecom Investors, Inc. . . . . . . . . . .                            N/A
   Willou & Co.  . . . . . . . . . . . . . . . . . . . . .                            N/A

          Total   . . . . . . . . . . . . . . .             1,344,996

     (a) Unless otherwise indicated, each Selling Stockholder is represented by Bryan Cave LLP, One Metropolitan Square, 211 North Broadway, Suite 3600, St. Louis, Missouri 63102-2750, (which will on behalf of such Selling Stockholder deliver an opinion on the form of Annex II-A) and has appointed James C. Allen and David L. Solomon, and each of them, as the Attorneys-in-Fact for such Selling Stockholder.

                                   EXHIBIT I



PRINCIPAL STOCKHOLDERS AND AFFILIATED DIRECTORS

The Centennial Funds
G. Jackson Tankersley, Jr. (Director)

Ronald H. Vander Pol (Director)

Media/Communications Partners II Limited Partnership

Putnam Investment Management, Inc.

Providence Media Partners L.P.
Jonathan M. Nelson (Director)

BROOKS FIBER PROPERTIES, INC. SENIOR OFFICERS

Robert A. Brooks             Chairman, Brooks Fiber Properties, Inc.
James C. Allen               Vice Chairman and Chief Executive Officer, BFP
D. Craig Young               President and Chief Operating Officer, BFP
John C. Shapleigh            Executive Vice President - Regulatory and Corporate
                             Development, BFP
David L. Solomon             Executive Vice President and Chief Financial Officer, BFP
John K. Brooks               Senior Vice President, BFP and President, JB Telecom
Gregory J. Christoffel       Senior Vice President and General Counsel, BFP
Marilou Crum                 Senior Vice President, Marketing and Carrier/Resale
                             Sales, BFP
Jim A. Moffit                Senior Vice President and Managing Director, GLA
                             International
Mark W. Senda                Senior Vice President - Operations, BFP
Wayman R. Tipton             Senior Vice President - Corporate Communications and
                             Strategic Development, BFP
Gerald J. Howe               Vice President - Finance, BFP, and Senior Vice President
                             and Chief Financial Officer - JB Telecom, Inc.



                                     -2-